SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Huffy Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio

31-0326270

(State of Incorporation)

(IRS Employer Identification No.)

225 Byers Road

Miamisburg, OH  45342-3614

(Address of Principal Executive Offices) (Zip Code)

If this form relates to the

If this form relates to the

registration of a class of

registration of a class securities

securities pursuant to Section 12(b)

pursuant to Section 12(g) of the

of the Exchange Act and is effective

Exchange Act and is effective

pursuant to General Instruction A.(c),

pursuant to General Instruction

please check the following box.[X]

box. [   ]

Securities Act registration statement file number to which this form relates:

-------------------

(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class

Name of Each Exchange on Which

to be so Registered

Each Class is to be Registered

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---------------------------------

Preferred Share Purchase Rights

New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered.

Huffy Corporation (the “Company”) and LaSalle Bank National Association (as successor rights agent) (the “Rights Agent”) have entered into Amendment No. 1 (the “First Amendment”), dated as of June 5, 2002, to the Rights Agreement, dated as of December 16, 1988, as amended and restated as of December 9, 1994 between the Company and the Rights Agent (the “Rights Agreement”).

The Company amended the Rights Agreement (such amendment evidenced in writing by the First Amendment) in connection with the Agreement and Plan of Merger, dated as of June 5, 2002 (as it may be amended from time to time, the “Merger Agreement”), among the Company, HSGC, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Gen-X Sports Inc., a Delaware corporation (“Gen-X”), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub will be merged with Gen-X (the “Merger”), (ii) the principal stockholders of Gen-X, DMJ Financial, Inc., K&J Financial Holdings, Inc., DLS Financial, Inc., Kenneth Finkelstein Family Trust, James Salter Family Trust, Osgoode Financial, Inc., Kenneth Finkelstein and/or James Salter (the “Principal Stockholders”) will receive a substantial number of Huffy Corporation common shares pursuant to the Merger (the “Purchase Price Shares”) and (iii) in connection with the consummation of the foregoing transactions, the Company and the Principal Stockholders will enter into a shareholder group agreement (the “Shareholder Group Agreement”) setting forth certain terms and conditions concerning the acquisition and disposition of the Purchase Price Shares and related provisions concerning the Principal Stockholders’ relationship with and investment in the Company following the consummation of the Merger.

The First Amendment provides, among other things, that none of the Principal Stockholders shall become an Acquiring Person as a result of (i) the approval, execution, delivery or performance of the Merger Agreement or the Shareholder Group Agreement, (ii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement or (iii) the acquisition by any of them of the Purchase Price Shares or any common shares issued in respect thereof or into which any such shares shall be converted in connection with any stock splits, reverse stock splits, stock dividends or distributions, or combinations or similar recapitalizations on or after the date of the Shareholder Group Agreement.

The foregoing summary description of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 3 hereto and is incorporated herein by reference.

Item 2.  Exhibits.

1.

Rights Agreement, dated as of December 16, 1988, between Huffy Corporation and Bank One, Indianapolis, National Association, as Rights Agent.*

2.

Form of press release dated December 9, 1994.*

3.

Amendment No. 1 to Rights Agreement between Huffy Corporation and LaSalle Bank National Association as successor Rights Agent, dated June 5, 2002 (filed herewith).

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*Previously filed.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  July 1, 2002

HUFFY CORPORATION

By: /s/Nancy A. Michaud

Name:  Nancy A. Michaud

Title: Vice President - General Counsel

and Secretary

Exhibit 3

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of June 5, 2002, to the Rights Agreement (the “Rights Agreement”), dated as of December 16, 1988 and amended and restated as of December 9, 1994, between Huffy Corporation, an Ohio corporation (the “Company”), and  Bank National Association, as successor rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof to make any provision with respect to the Rights (as defined in the Rights Agreement) which the Company may deem necessary or desirable, such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; and

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 5, 2002, among the Company, HSGC, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Gen-X Sports Inc., a Delaware corporation (“Gen-X”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, it is contemplated that the Company will enter into a Shareholder Group Agreement with the principal stockholders of Gen-X in the form attached as Exhibit 8.3.4(d) to the Merger Agreement (the “Shareholder Group Agreement”); and

WHEREAS, the Board of Directors of the Company has determined that the transactions contemplated by the Merger Agreement and the Shareholder Group Agreement are fair to and in the best interests of the Company and its shareholders; and

WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Merger Agreement, that it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement as set forth in this Amendment.

NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

1.

Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, none of nor any other person or entity that may become a Shareholder Group Member (as defined in the Shareholder Group Agreement to be entered into in connection with the consummation of the transactions contemplated by the Merger Agreement) shall become an Acquiring Person as a result of (a) the approval, execution, delivery or performance of the Agreement and Plan of Merger, dated as of June 5, 2002, among the Company, HSGC, Inc., and Gen-X Sports Inc. (as it may be amended or supplemented from time to time, the “Merger Agreement”) or the Shareholder Group Agreement or (b) the consummation of the Merger or any other transaction contemplated by the Merger Agreement (collectively, the “Gen-X Transactions”).

2.

Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence immediately following the first sentence thereof:

“Notwithstanding the foregoing, so long as the Merger Agreement has not been terminated pursuant to Section 10.1 thereof, a Distribution Date shall not occur or be deemed to occur as a result of any of the Gen-X Transactions.”

3.

This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

4.

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.

In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

6.

If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

HUFFY CORPORATION

By:  /s/Robert W. Lafferty

By:  /s/Nancy A. Michaud

Name:  Robert W. Lafferty

Name:  Nancy A. Michaud

Title:  Vice President - Finance

Title:Vice President - General Counsel

Chief Financial Officer and Treasurer

and Secretary

Attest:

LaSALLE BANK NATIONAL

ASSOCIATION

By:  /s/Gregory Malatia

By:  /s/Mark F. Rimkus

Name:  Gregory Malatia

Name:  Mark F. Rimkus

Title:  Senior Vice President

Title:  Assistant Vice President